                                                                       Exhibit 2

                      PLAN OF CONVERSION AND REORGANIZATION
                                       OF
                       FIRST NIAGARA FINANCIAL GROUP, MHC

                                TABLE OF CONTENTS

1.  INTRODUCTION .......................................................................    1
2.  DEFINITIONS ........................................................................    2
3.  PROCEDURES FOR CONVERSION ..........................................................    8
4.  HOLDING COMPANY APPLICATIONS AND APPROVALS .........................................   10
5.  SALE OF SUBSCRIPTION SHARES ........................................................   11
6.  PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES ...................................   11
7.  RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY ............................   12
8.  SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY) ...................   12
9.  SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY) ............................   13
10. SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS
    (THIRD PRIORITY) ...................................................................   13
11. SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY) ..........................   14
12. COMMUNITY OFFERING AND MERGER SHARES ...............................................   14
13. SYNDICATED COMMUNITY OFFERING/UNDERWRITTEN PUBLIC OFFERING .........................   15
14. LIMITATION ON PURCHASES ............................................................   16
15. PAYMENT FOR SUBSCRIPTION SHARES ....................................................   17
16. MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS .......................   18
17. UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT ....................   19
18. RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES ..................................   20
19. ESTABLISHMENT OF LIQUIDATION ACCOUNT ...............................................   20
20. VOTING RIGHTS OF STOCKHOLDERS ......................................................   21
21. RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION ...................................   21
22. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS
    FOLLOWING THE CONVERSION ...........................................................   22
23. TRANSFER OF DEPOSIT ACCOUNTS .......................................................   22
24. REGISTRATION AND MARKETING .........................................................   22
25. TAX RULINGS OR OPINIONS ............................................................   23
26. STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS ......................................   23
27. RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY ............................   24
28. PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK .......................................   24
29. CHARTER AND BYLAWS .................................................................   25
30. CONSUMMATION OF CONVERSION AND EFFECTIVE DATE ......................................   25
31. EXPENSES OF CONVERSION .............................................................   25
32. AMENDMENT OR TERMINATION OF PLAN ...................................................   25
33. CONDITIONS TO CONVERSION ...........................................................   25
34. INTERPRETATION .....................................................................   26

                                       (i)

EXHIBIT A    AGREEMENT OF MERGER BETWEEN FIRST NIAGARA FINANCIAL
             GROUP, INC. AND FIRST NIAGARA BANK

EXHIBIT B    AGREEMENT OF MERGER BETWEEN FIRST NIAGARA FINANCIAL
             GROUP, MHC AND FIRST NIAGARA BANK

EXHIBIT C    AGREEMENT OF MERGER BETWEEN FIRST NIAGARA BANK AND
             FIRST NIAGARA INTERIM SAVINGS BANK

EXHIBIT D    CERTIFICATE OF INCORPORATION OF THE HOLDING COMPANY

EXHIBIT E    BYLAWS OF THE HOLDING COMPANY

                                      (ii)

             PLAN OF CONVERSION AND REORGANIZATION OF FIRST NIAGARA
                              FINANCIAL GROUP, MHC

1.   INTRODUCTION

     This Plan of Conversion and Reorganization (the "Plan") provides for the conversion of First Niagara Financial Group, MHC, a mutual holding company (the "Mutual Holding Company"), into the capital stock form of organization. The Mutual Holding Company currently owns a majority of the common stock of First Niagara Financial Group, Inc., a stock corporation (the "Mid-Tier Holding Company") that owns 100% of the common stock of: First Niagara Bank (the "Bank"), a stock savings bank that is headquartered in Lockport, New York; Cortland Savings Bank, a stock savings bank that is headquartered in Cortland, New York; and Cayuga Bank, a stock commercial bank that is headquartered in Auburn, New York. A new Delaware stock holding company (the "Holding Company") will be established as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and issue Holding Company Common Stock in the Conversion and Merger. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization, which will, among other things, permit the Holding Company to acquire the Acquiree Corporation in the Merger. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein. The subscription rights granted to participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Holding Company Common Stock in the Community Offering, Syndicated Community Offering or Underwritten Public Offering will be at the sole discretion of the Board of Directors of the Bank and the Holding Company. As part of the Conversion and the Exchange Offering, each Minority Stockholder will receive Holding Company Common Stock in exchange for Minority Shares. The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank's insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

     Prior to the closing of the Conversion and the Offering, the Bank will convert to a federal savings bank regulated by the OTS. The Mutual Holding Company and Mid-Tier Holding Company will also convert to federal mutual holding companies regulated by the OTS. The charter conversion of the Bank and the Mutual Holding Company are expected to occur in October or November of 2002, while the charter conversion of the Mid-Tier Holding Company may occur at that time or may occur immediately prior to completion of the Conversion. In connection with the Charter Conversion of the Bank and the Mutual Holding Company, Cortland Savings Bank and Cayuga Bank will each be merged with and into the Bank, in each case with the Bank as the surviving institution (the "Charter Conversion Bank Mergers"). As a result of the foregoing, this Plan provides for the conversion of a federal mutual holding company to stock form. This Plan has been adopted by the Board of Directors of the Mutual Holding Company, and will be ratified by the Board of Directors of the Mutual Holding Company upon completion of its Charter Conversion. This Plan must also be approved by (i) a majority of the total number of votes entitled to be cast by Voting Depositors at a Special Meeting of Depositors to be called for that purpose, and (ii) at least two-thirds of the outstanding common stock of the Mid-Tier Holding Company at the Special Meeting of Stockholders, including at least a majority of the votes cast, in person or by proxy, by Minority Stockholders. The OTS must approve this Plan before it is presented to Voting Depositors and stockholders of the Mid-Tier Holding Company for their approval.

2.   DEFINITIONS

     For the purposes of this Plan, the following terms have the following meanings:

     Account Holder - Any Person holding a Deposit Account in the Bank.

     Acquiree Corporation - Finger Lakes Bancorp, Inc., the savings and loan holding company, and its subsidiary federal savings bank, that will be merged into the Holding Company (or a subsidiary thereof) at the closing of, or following, the Conversion.

     Acting in Concert - The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Affiliate - Any person that controls, is controlled by, or is under common control with another person.

     Appraised Value Range - The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The appraisal upon which the Appraised Value Range is based may be an appraisal of the Holding Company, or of the Holding Company and any Acquiree Corporation.

     Associate - The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Mid-Tier Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of this Plan relating to subscriptions in the offering, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by

Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the Mid-Tier Holding Company, the Bank or the Holding Company, or any of its parents or subsidiaries.

     Bank - First Niagara Bank, Lockport, New York and any successor thereto resulting from the Charter Conversion, including the Bank as the surviving institution in the Charter Conversion Bank Mergers.

     Banks - The terms "Banks" shall mean the Bank, and Cortland Savings Bank and Cayuga Bank as each existed prior to the Charter Conversion Bank Mergers.

     Bank Merger - The merger of Interim with the Bank as set forth in this Plan.

     Charter Conversion - The conversion of (i) the Bank's charter to a federal savings bank regulated by the OTS, and (ii) the Mutual Holding Company to a federal mutual holding company chartered and regulated by the OTS. The Mid-Tier Holding Company will also convert to a corporation regulated or chartered by the OTS, which will occur either (a) at the same time as (i) and (ii) above, or (b) immediately prior to completion of the Conversion.

     Charter Conversion Bank Mergers - The merger of Cortland Savings Bank with and into the Bank as part of the Charter Conversion, and the merger of Cayuga Bank with and into the Bank as part of the Charter Conversion, in each case with the Bank as the surviving institution. The Charter Conversion Bank Mergers will occur following the completion of the conversion of the Bank to a federal savings bank charter.

     Code - The Internal Revenue Code of 1986, as amended.

     Community - The counties in which any of the Banks maintains one or more branch offices as of the date hereof.

     Community Offering - The offer and issuance of Subscription Shares as described in Section 12.

     Control - (including the terms "controlled by", "controlling" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Conversion - The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering and the Exchange Offering.

     Conversion Stock - The Subscription Shares and the Exchange Shares.

     Deposit Account - Any withdrawable account, including all demand deposit accounts and certificates of deposit.

     Director - A member of the Board of Directors of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company, as appropriate in the context.

     Eligible Account Holder - Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

     Eligibility Record Date - The date for determining Eligible Account Holders of the Bank, which is June 30, 2001.

     Employees - All Persons who are employed by the Bank, the Mid-Tier Holding Company or the Mutual Holding Company.

     Employee Plans - Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

     ESOP - The Bank's Employee Stock Ownership Plan and related trust.

     Exchange Offering - The offering and exchange of Holding Company Common Stock to Minority Stockholders in exchange for Minority Shares.

     Exchange Ratio - The rate at which shares of Common Stock are exchanged for Minority Shares upon consummation of the Conversion. The Exchange Ratio shall be determined as of the closing of the Conversion and shall be the rate that will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of Holding Company Common Stock immediately upon completion of the Conversion as the percentage of Mid-Tier Holding Company common stock owned by them in the aggregate immediately prior to the consummation of the Conversion.

     Exchange Shares - The shares of Holding Company Common Stock issued to Minority Stockholders in the Exchange Offering.

     FDIC - The Federal Deposit Insurance Corporation.

     Holding Company - The Delaware corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion. Shares of Holding Company Common Stock will be issued in the Conversion to Participants and others in the Conversion.

     Holding Company Common Stock - The common stock, par value $.01 per share, of the Holding Company.

     Independent Appraiser - The appraiser retained by the Mutual Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

     Interim - First Niagara Interim Savings Bank III, the interim federal savings bank subsidiary of the Holding Company established to effect the Conversion.

     Liquidation Account - The interest in the Bank received by Eligible Account Holders and Supplemental Account Holders in exchange for their interest in the Mutual Holding Company in connection with the Conversion.

     Majority Ownership Interest - The percentage of common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company immediately prior to the completion of the Conversion.

     Merger - The merger of the Acquiree Corporation into the Holding Company (or a subsidiary thereof) with the Holding Company as the resulting corporation, which shall occur upon consummation of the Conversion or thereafter.

     Merger Shares - Any shares of Holding Company Common Stock issued to stockholders of Acquiree Corporation in consideration of the Merger.

     MHC Merger - The merger of the Mutual Holding Company with the Bank immediately prior to completion of the Conversion, as set forth in this Plan.

     Mid-Tier Holding Company - First Niagara Financial Group, Inc., the Delaware corporation that owns 100% of the Bank's Common Stock and any successor thereto resulting from the Charter Conversion.

     Mid-Tier Merger - The conversion of the Mid-Tier Holding Company into an interim stock savings bank and subsequent merger with and into the Bank, which shall occur immediately prior to completion of the Conversion, as set forth in this Plan.

     Minority Shares - Any outstanding common stock of the Mid-Tier Holding Company, or shares of common stock of the Mid-Tier Holding Company issuable upon the exercise of options or grant of stock awards, held by persons other than the Mutual Holding Company.

     Minority Ownership Interest - The percentage of the Mid-Tier Holding Company's common stock held by stockholders other than the Mutual Holding Company immediately prior to the completion of the Conversion.

     Minority Stockholder - Any owner of Minority Shares.

     Mutual Holding Company - First Niagara Financial Group, MHC, the mutual holding company of the Mid-Tier Holding Company, and any successor thereto resulting from the Charter Conversion.

     Offering - The offering and issuance, pursuant to this Plan, of Holding Company Common Stock in a Subscription Offering, Community Offering, Syndicated Community Offering or Underwritten Public Offering, as the case may be. The term "Offering" includes any shares of Holding Company Common Stock that (i) are offered for sale but not purchased in the Subscription Offering and Community Offering, and (ii) are issued to stockholders of Acquiree Corporation in consideration of the Merger. The term "Offering" does not include Holding Company Common Stock issued in the Exchange Offering.

     Offering Range - The range of the number of shares of Holding Company Stock offered for sale in the Offering multiplied by the Subscription Price. The Offering Range shall be equal to the Appraised Value Range multiplied by the Majority Ownership Interest, divided by the Subscription Price.

     Officer - An executive officer of the Bank, the Mid-Tier Holding Company, the Holding Company or the Mutual Holding Company as appropriate in the context, which includes the Chief Executive Officer, President, Senior Vice Presidents, Executive Vice President in charge of principal business functions, Secretary and Controller and any Person performing functions similar to those performed by the foregoing persons.

     Order Form - Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

     Other Depositor - Any person holding a Deposit Account on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

     OTS - The Office of Thrift Supervision, a division of the United States Department of Treasury.

     Participant - Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, or Other Depositor.

     Person - An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

     Plan - This Plan of Conversion and Reorganization of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

     Prospectus - The one or more documents used in offering the Conversion
Stock.

     Qualifying Deposit - The aggregate balance of all Deposit Accounts in the Banks of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

     Resident - Any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Mutual Holding Company and the Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and the Bank. A Participant must be a "Resident" for purposes of determining whether such person "resides" in the Community as such term is used in this Plan.

     SEC - The Securities and Exchange Commission.

     Special Meeting of Depositors - The special meeting of Voting Depositors and any adjournments thereof held to consider and vote upon this Plan.

     Special Meeting of Stockholders - The special meeting of stockholders of the Mid-Tier Holding Company and any adjournments thereof held to consider and vote upon the Plan.

     Subscription Offering - The offering of Subscription Shares to
Participants.

     Subscription Price - The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

     Subscription Shares - Shares of Holding Company Common Stock offered for sale in the Offering including Merger Shares issued as described in Section 12. Subscription Shares do not include shares of Holding Company Common Stock issued in exchange for Minority Shares in the Exchange Offering.

     Supplemental Eligible Account Holder - Any Person, other than Directors and Officers of the Bank and the Mid-Tier Holding Company and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

     Supplemental Eligibility Record Date - The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding OTS approval of the application for conversion.

     Syndicated Community Offering - The offering of Subscription Shares, at the sole discretion of the Holding Company, following the Subscription and Community Offerings through a syndicate of broker-dealers.

     Tax-Qualified Employee Stock Benefit Plan - Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

     Underwritten Public Offering - The offering of Holding Company Common Stock following or concurrently with the Subscription Offering and any Community or Syndicated

Community Offering by one or more Underwriters on a firm commitment basis pursuant to Section 13.

     Underwriter - Any one or more investment banking firms that agrees in connection with the Conversion to purchase from the Holding Company and sell to the public in an Underwritten Public Offering shares of Holding Company Common Stock not subscribed for in the Subscription Offering, the Community Offering or any Syndicated Community Offering, or issued to stockholders of Acquiree Corporation.

     Voting Depositor - Any Person holding a Deposit Account in the Banks as of the Voting Record Date.

     Voting Record Date - The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Depositors and/or the Special Meeting of Stockholders.

3.   PROCEDURES FOR CONVERSION

     A. After approval of the Plan by the Board of Directors of the Bank and the Board of Directors of the Mutual Holding Company, the Plan together with all other requisite material shall be submitted to the OTS for approval. Notice of the adoption of the Plan by the Board of Directors of the Bank and the Board of Directors of the Mutual Holding Company and the submission of the Plan to the OTS for approval will be published in a newspaper having general circulation in each community in which an office of the Banks is located, and copies of the Plan will be made available at each office of the Banks for inspection by depositors. The Mutual Holding Company also will publish a notice of the filing with the OTS of an application to convert in accordance with the provisions of the Plan.

     B. Promptly following approval by the OTS, the Plan will be submitted to a vote of (i) Voting Depositors at the Special Meeting of Depositors, and (ii) the Stockholders of the Mid-Tier Holding Company at the Special Meeting of Stockholders. The Mutual Holding Company will mail to all Voting Depositors, at their last known address appearing on the records of the Banks, a proxy statement in either long or summary form describing the Plan, which will be submitted to a vote of Voting Depositors at the Special Meeting of Depositors. The Holding Company also will mail to all Participants either a Prospectus and Order Form for the purchase of Subscription Shares or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials, subject to other provisions of this Plan. In addition, all Participants will receive, or be given the opportunity to request by either returning a postage prepaid card which will be distributed with the proxy statement or by letter addressed to the Bank's Secretary, a copy of the Plan as well as the articles of incorporation or bylaws of the Holding Company. Upon approval of the Plan by at least (i) a majority of the total number of votes entitled to be cast by Voting Depositors, (ii) two-thirds of the outstanding common stock of the Mid-Tier Holding Company, and (iii) a majority vote of Minority Stockholders present in person or by proxy, the Mutual Holding Company, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and Offering. The Conversion must be completed within 24 months of the approval of the Plan by Voting Depositors, unless a longer time period is permitted by governing laws and regulations.

     C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations, including a merger of the Mutual Holding Company into the Mid-Tier Holding Company followed immediately by the Offering. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Mutual Holding Company immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to the Plan, the intent of the Board of Directors of the Mutual Holding Company and the Board of Directors of the Bank, and applicable federal and state regulations and policy. Approval of the Plan by Voting Depositors and stockholders of the Mid-Tier Holding Company also shall constitute approval of each of the transactions necessary to implement the Plan.

        (1) The Bank will establish the Holding Company as a first-tier Delaware-chartered stock holding company subsidiary.

        (2)  Holding Company will charter Interim.

        (3) The Mid-Tier Holding Company will convert to a federal corporation and thereafter to an interim stock savings bank (which shall continue to be referred to as the "Mid-Tier Holding Company") and merge with and into the Bank (the "Mid-Tier Merger") with the Bank as the resulting entity pursuant to the Agreement of Merger attached hereto as Exhibit A between the Mid-Tier Holding Company and the Bank, whereby the Mutual Holding Company will receive, and Minority Stockholders will constructively receive, shares of Bank common stock in exchange for their Mid-Tier Holding Company common stock.

        (4) Contemporaneously with the Mid-Tier Merger, the Mutual Holding Company will convert to an interim stock savings bank and will merge with and into the Bank (the "MHC Merger") pursuant to the Agreement of Merger attached hereto as Exhibit B between the Mutual Holding Company and the Bank, whereby the shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of the Bank in exchange for such person's interest in the Mutual Holding Company.

        (5) Immediately after the MHC Merger and the Mid-Tier Merger, Interim will merge with and into the Bank with the Bank as the surviving entity (the "Bank Merger") pursuant to the Agreement of Merger between the Bank and Interim attached hereto as Exhibit C. Constructive shareholders of the Bank (i.e., Minority Stockholders immediately prior to the Conversion) will exchange the shares of Bank common stock that they constructively received in the Mid-Tier Merger for Holding Company Common Stock.

        (6) Immediately after the Bank Merger, the Holding Company will sell the Subscription Shares in the Offering.

     D. As part of the Conversion, each of the Minority Shares shall automatically, without further action of the holder thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio. The basis for exchange of Minority Shares for Holding Company Common Stock shall be fair and reasonable. Options to purchase shares of Mid-Tier Holding Company common stock which are outstanding immediately prior to the consummation of the Conversion shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

     E. The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, the Mid-Tier Holding Company shall prepare preliminary proxy materials as well as other applications and information for review by the SEC in connection with the solicitation of stockholder approval of the Plan.

     F. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mid-Tier Holding Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company immediately prior to the Conversion, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of the Mid-Tier Holding Company.

     G. The Certificate of Incorporation of the Holding Company (the "Certificate") shall read in the form of Exhibit D.

     H. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company and Mid-Tier Holding Company.

4.   HOLDING COMPANY APPLICATIONS AND APPROVALS

     The Board of Directors of the Mutual Holding Company, the Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering. The Holding Company shall make timely applications to the OTS for any requisite regulatory approvals to complete the Conversion.

5.   SALE OF SUBSCRIPTION SHARES

     The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Proxy Statement for the Special Meeting of Depositors. The Holding Company Common Stock will not be insured by the FDIC. The Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of Holding Company Common Stock.

     Any shares of Holding Company Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering. The Subscription Offering may begin prior to the Special Meeting of Depositors and, in that event, the Community Offering also may begin prior to the Special Meeting of Depositors. The offer and sale of Holding Company Common Stock prior to the Special Meeting of Depositors, however, is subject to the approval of the Plan by Voting Depositors and stockholders of the Mid-Tier Holding Company.

     If feasible, any shares of Holding Company Common Stock remaining after the Subscription Offering, and the Community Offering should one be conducted, will be sold in a Syndicated Community Offering or Underwritten Public Offering, or in any manner that will achieve the widest distribution of the Holding Company Common Stock. The Syndicated Community Offering and/or Underwritten Public Offering may be conducted in addition to, or instead of, a Community Offering. The issuance of Holding Company Common Stock in any Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Holding Company Common Stock in the Syndicated Community Offering or Underwritten Public Offering is consummated and only if the required minimum number of shares of Holding Company Common Stock has been issued.

6.   PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

     The total number of shares (or a range thereof) of Conversion Stock to be offered in the Conversion will be determined jointly by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range multiplied by the Majority Ownership Percentage. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the OTS, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and (ii) the Majority Ownership Interest.

     In the event that the Subscription Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank and the Mutual Holding Company shall establish, if all required regulatory approvals are obtained.

     Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company, and the OTS, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Conversion and establish a new Subscription Price and/or Appraised Value Range, extend, reopen or hold a new Offering, or take such other action as the OTS may permit.

     The Holding Company Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.   RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

     The Holding Company may retain up to 50% of the proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment and would facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Holding Company Common Stock as permitted by applicable federal and state regulations and policy.

8.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

     A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 100,000 shares of Holding Company Common Stock, .10% of the total number of shares of Holding Company Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

     B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

     C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders.

9.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

     The Employee Plans of the Holding Company and the Banks shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Banks and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Banks may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Banks to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Banks. Alternatively, if permitted by the OTS, the Employee Plans may purchase all or a portion of such shares in the open market.

10.  SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
     PRIORITY)

     A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 100,000 shares of Holding Company Common Stock, .10% of the total number of shares of Holding Company Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of shares Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and to the purchase limitations specified in Section 14.

     B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.  SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)

     A. Each Other Depositor shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to 100,000 shares of Holding Company Common Stock subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and to the purchase limitations specified in Section 14.

     B. In the event that such Other Depositors subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Depositors so as to permit each such subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Depositor has subscribed. Any remaining shares will be allocated among the subscribing Other Depositors whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Other Depositor bears to the total amount of the Qualifying Deposits of all Other Depositor whose subscriptions remain unsatisfied.

12.  COMMUNITY OFFERING AND MERGER SHARES

     A. If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be issued for sale in the Community Offering through a direct community marketing program which may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. Any shares offered for sale in the Community

Offering will be available for purchase by the general public with preference given to persons residing in the Community and Minority Stockholders of the Mid-Tier Holding Company. The Holding Company shall use its best efforts consistent with this Plan to distribute Holding Company Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders in whole or in part, which are received in the Community Offering. Any Person may purchase up to 100,000 shares of Holding Company Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

     B. Notwithstanding A above, if subscriptions totaling at least the adjusted maximum of the Offering Range are not received in the Subscription Offering in the categories described in Sections 8 through 11 herein, then unsubscribed Subscription Shares may be issued to stockholders of the Acquiree Corporation in exchange for their shares of the Acquiree Corporation or in any other manner that facilitates the completion of the Merger, provided that total Merger Shares, including Merger Shares issued pursuant to this Section 12B, are less than 50% of the outstanding Common Stock of the Holding Company immediately after the closing of the Conversion and Merger.

13.  SYNDICATED COMMUNITY OFFERING/UNDERWRITTEN PUBLIC OFFERING

     If feasible, the Board of Directors may determine to offer Subscription Shares not issued in the Subscription Offering, in a Syndicated Community Offering and/or through an Underwriter in an Underwritten Public Offering, all subject to such terms, conditions and procedures as may be determined by the Holding Company, in a manner that will achieve the widest distribution of the Holding Company Common Stock, subject to the right of the Holding Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the case of an Underwritten Public Offering, Subscription Shares will be sold to an Underwriter for resale in an Underwritten Public Offering. The price to be paid by the Underwriter for Subscription Shares will be equal to the aggregate price at which such shares were offered in the Subscription Offering, less the amount of an underwriting discount, which will be negotiated by the Holding Company and the Underwriter. In the Syndicated Community Offering and/or Underwritten Public Offering, any Person may purchase up to 100,000 shares of Holding Company Common Stock, subject to the purchase limitations specified in Section 14.

     Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering or Underwritten Public Offering at any time, provided that the completion of the offer and sale of the Holding Company Common Stock will be conditioned upon the approval of the Plan by Voting Depositors. If the Syndicated Community Offering or Underwritten Public Offering does not begin pursuant to the provisions of the preceding sentence, such offering will begin as soon as practicable following the date upon which the Subscription and Community Offerings terminate. The provisions of Section 14 shall not be applicable to sales to Underwriters in an Underwritten Public Offering for purposes of such an offering, but shall be applicable to the sales by the Underwriters to the public.

     If for any reason a Syndicated Community Offering or an Underwritten Public Offering of shares of Holding Company Common Stock not sold in the Subscription and Community

Offerings cannot be effected, or in the event that any insignificant residue of shares of Holding Company Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or Underwritten Public Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the OTS.

14.  LIMITATION ON PURCHASES

     The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

     A. The maximum number of Holding Company Common Stock which may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 250,000 shares of Holding Company Common Stock, except that the Employee Plans may subscribe for up to 10% of the Holding Company Common Stock issued in the Offering (including shares issued in the event of an increase in the maximum of the Offering Range of 15%).

     B. The maximum number of shares of Holding Company Common Stock which may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, when combined with Exchange Shares received by such persons, shall not exceed 25% of the shares of Holding Company Common Stock issued in the Conversion.

     C. A minimum of 25 shares of Holding Company Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Holding Company Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

     D. The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 5.0% of the shares of Holding Company Common Stock issued and outstanding at the completion of the Conversion, except that this limitation shall not apply to the Employee Plans.

     If the number of shares of Holding Company Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Holding Company Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

     Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the receipt of any required approvals of the OTS and without further approval of Voting Depositors, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Offering except as provided below. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Holding Company resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, provided that orders for Holding Company Common Stock exceeding 5% of the shares of Holding Company Common Stock issued in the Offering shall not exceed in the aggregate 10% of the total shares of Holding Company Common Stock issued in the Offering. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

     In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Offering Range of up to 15% (the "Adjusted Maximum"), the additional shares will be used to fill the Employee Plans orders and then will be allocated in accordance with the priorities set forth in this Plan.

     For purposes of this Section 14, the Directors of the Bank, the Mid-Tier Holding Company and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank, the Mid-Tier Holding Company or the Holding Company.

     Each Person purchasing Holding Company Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.  PAYMENT FOR SUBSCRIPTION SHARES

     All payments for Holding Company Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion.

     Payment for Holding Company Common Stock subscribed for shall be made by check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received will be paid by the Bank at not less than the passbook rate on payments for Holding Company Common Stock. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Conversion, and therefore, will not do so.

16.      MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

         As soon as practicable after the Prospectus prepared by the Holding Company and Bank has been declared effective by the SEC, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Depositors at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Holding Company Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered. Notwithstanding the foregoing, the Holding Company may elect to send Order Forms only to those Persons who request them after receipt of such notice in a form approved by the OTS and which is adequate to apprise the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Depositors of the pendency of the Subscription Offering. Such notice may be included with the proxy statement for the Special Meeting of Depositors and also may be included in the notice of the pendency of the Conversion and the Special Meeting of Depositors sent to all Eligible Account Holders in accordance with regulations and policy of the OTS.

         Each Order Form will be preceded or accompanied by a prospectus describing the Holding Company, the Bank, the Holding Company Common Stock and the Offering. Each Order Form will contain, among other things, the following:

         A. A specified date by which all Order Forms must be received by the Bank or the Holding Company, which date shall be not less than twenty 20, nor more than 45 days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

         B. The Subscription Price per share for shares of Holding Company Common Stock to be sold in the Offering;

         C. A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

         D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefor;

         E. An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus prior to execution of the Order Form;

         F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Holding Company Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Deposit Account at the
Bank); and

         G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

         Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.      UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

         In the event Order Forms (a) are not delivered and are returned, or notice of nondelivery is given, to the Holding Company or the Bank by the United States Postal Service, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, unless waived by the Holding Company, for the shares of Holding Company Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the OTS.

18.      RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

         The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Holding Company Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Holding Company Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which all of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Holding Company Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.      ESTABLISHMENT OF LIQUIDATION ACCOUNT

         The Bank shall establish at the time of the MHC Merger, a Liquidation Account in an amount equal to the greater of: (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by the Mid-Tier Holding Company's total stockholders' equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, or (b) the retained earnings of the Bank as of the latest financial statements set forth in the prospectus used in connection with the Bank's initial mutual holding company reorganization and minority stock offering. Following the Conversion, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

         In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

         The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such account holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Account Holders. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

     If, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account; or (ii) the regulatory capital requirements of the Bank.

20.  VOTING RIGHTS OF STOCKHOLDERS

     Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

21.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     A. All Subscription Shares purchased by Directors or Officers of the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

     B. The restriction on disposition of Subscription Shares set forth above in this Section shall not apply to the following:

         (1) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency; and

         (2) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

     C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

               (1) Each certificate representing shares restricted by this section shall bear a legend prominently stamped on its face giving notice of the restriction;

               (2) Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

               (3) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

22. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

         For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Holding Company Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

23.      TRANSFER OF DEPOSIT ACCOUNTS

         Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

24.      REGISTRATION AND MARKETING

         Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the Nasdaq Stock Market.

25.      TAX RULINGS OR OPINIONS

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company or the Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.      STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

         A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Holding Company Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

         B. As a result of the Conversion, the Holding Company shall be deemed to have ratified and approved all employee stock benefit plans maintained by the Bank and the Mid-Tier Holding Company and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock in lieu of common stock of the Mid-Tier Holding Company pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the Mid-Tier Holding Company common stock held by such benefit plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion, (i) all rights to purchase, sell or receive Mid-Tier Holding Company common stock and all rights to elect to make payment in Mid-Tier Holding Company common stock under any agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under any plan or program of the Bank or the Mid-Tier Holding Company, shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under all stock option plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock based upon the Exchange Ratio and the number of shares of Mid-Tier Holding Company common stock that were available thereunder immediately prior to consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

         C. The Holding Company and the Bank are authorized to enter into employment agreements with their executive officers.

         D. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal regulations.

27.      RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

         A. For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the OTS.

         B. The Certificate of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company may contain provisions which provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

         C. For the purposes of this section:

            (1) The term "person" includes an individual, a firm, a corporation or other entity;

            (2) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

            (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise;
                and

            (4) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C.(S)8c(a)(10).

28.      PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

         A. The Holding Company shall comply with any applicable regulation in the repurchase of any shares of its capital stock following consummation of the Conversion.

         B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the liquidation account or (ii) the federal or state regulatory capital requirements.

29.      CHARTER AND BYLAWS

         By voting to adopt this Plan, Voting Depositors will be voting to adopt the Certificate of Incorporation and Bylaws for the Holding Company attached as Exhibits D and E to this Plan.

30.      CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

         The Effective Date of the Conversion shall be the date upon which the Articles of Combination (or similar documents) shall be filed with OTS with respect to the MHC Merger, the Mid-Tier Merger and the Bank Merger. The Articles of Combination shall be filed after all requisite regulatory, depositor and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The Closing of the sale of all shares of Holding Company Common Stock sold in the Offering shall occur simultaneously on the effective date of the Closing.

31.      EXPENSES OF CONVERSION

         The Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

32.      AMENDMENT OR TERMINATION OF PLAN

         If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the OTS or otherwise at any time prior to solicitation of proxies from Voting Depositors and Mid-Tier Holding Company stockholders to vote on this Plan by the Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the OTS. Any amendment to this Plan made after approval by Voting Depositors and Mid-Tier Holding Company stockholders with the approval of the OTS shall not necessitate further approval by Voting Depositors unless otherwise required by the OTS. The Board of Directors of the Mutual Holding Company may terminate this Plan at any time prior to the Special Meeting of Depositors and the Special Meeting of Stockholders to vote on this Plan, and at any time thereafter with the concurrence of the OTS.

         By adoption of the Plan, Voting Depositors of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate the Plan under the circumstances set forth in this Section.

33.      CONDITIONS TO CONVERSION

         Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

         A. Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company, and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25 hereof;

         B. The issuance of the Subscription Shares offered in the Conversion;
and

         C. The completion of the Conversion within the time period specified in
Section 3 of this Plan.

34.      INTERPRETATION

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company shall be final, subject to the authority of the OTS.

Dated:  July 21, 2002.

                                    EXHIBIT A

                           AGREEMENT OF MERGER BETWEEN
 FIRST NIAGARA FINANCIAL GROUP, INC., FIRST NIAGARA INTERIM SAVINGS BANK I, AND
                               FIRST NIAGARA BANK

                                    EXHIBIT A

                                     FORM OF
                           AGREEMENT OF MERGER BETWEEN
   FIRST NIAGARA FINANCIAL GROUP, INC., FIRST NIAGARA INTERIM SAVINGS BANK I,
                             AND FIRST NIAGARA BANK

         THIS AGREEMENT OF MERGER (the "Mid-Tier Merger Agreement") dated as of ____ __, 2002, is made by and between First Niagara Financial Group, Inc., a federal corporation (the "Mid-Tier Holding Company"), First Niagara Bank, a federal savings bank (the "Bank"), and First Niagara Interim Savings Bank I, an interim federal savings bank ("Interim I").

                                R E C I T A L S :

         1. The Mid-Tier Holding Company is a federal corporation which owns 100% of the common stock of First Niagara Bank (the "Bank").

         2. Contemporaneously with the transactions contemplated by this Mid-Tier Merger Agreement, the Mid-Tier Holding Company will exchange its charter for that of Interim I and Interim I shall merge with and into the Bank with the Bank as the surviving entity.

         3. At least two-thirds of the members of the boards of directors of the Bank and the Mid-Tier Holding Company have approved this Mid-Tier Merger Agreement whereby Interim I shall be merged with and into the Bank with the Bank as the surviving or resulting institution (the "Mid-Tier Merger"), and have authorized the execution and delivery thereof.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

         1. Merger. At and on the Effective Date of the Mid-Tier Merger, (i) the Mid-Tier Holding Company shall exchange its charter for that of Interim I, and will merge with and into the Bank with the Bank as the resulting entity (the "Resulting Institution"), and (ii) the Minority Stockholders of the Mid-Tier Holding Company shall constructively receive shares of Bank common stock in exchange for their Mid-Tier Holding Company common stock and the Mutual Holding Company shall receive shares of Bank common stock in exchange for its Mid-Tier Holding Company common stock.

         2. Effective Date. The Mid-Tier Merger shall not be effective until and unless it is approved by the Office of Thrift Supervision (the "OTS") after approval by at least (i) two-thirds of the outstanding common stock of the Mid-Tier Holding Company, (ii) a majority vote of the Minority Stockholders present in person or by proxy at a meeting of stockholders, and (iii) a majority of Voting Depositors, and the Articles of Combination shall have been filed with the OTS with respect to the Mid-Tier Merger. Approval of the Plan by the Voting Depositors shall constitute approval of the Mid-Tier Merger Agreement by the Voting Depositors.

         3. Name. The name of the Resulting Institution shall be First Niagara Bank.

         4. Offices. The main banking office of the Resulting Institution shall be 6950 South Transit Road, Lockport, New York. The branch offices of the Bank that were in lawful operation prior to the Mid-Tier Merger shall be operated as branch offices of the Resulting Institution.

         5. Directors and Officers. The directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Resulting Institution after the Effective Date.

         6. Rights and Duties of the Resulting Institution. At the Effective Date, the Mid-Tier Holding Company shall convert to Interim I, which shall be merged with and into the Bank with the Bank as the Resulting Institution. The business of the Resulting Institution shall be that of a federal savings bank as provided in its Charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company, the Bank and Interim I shall be automatically transferred to and vested in the Resulting Institution by virtue of the Mid-Tier Merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Bank, the Mid-Tier Holding Company and Interim I. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company, the Bank and Interim I, immediately prior to the Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company, the Bank and Interim I, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company, the Bank and Interim I. The stockholders of the Bank shall possess all voting rights with respect to the shares of stock of the Interim I and the Mid-Tier Holding Company. All rights of creditors and other obligees and all liens on property of the Bank, the Mid-Tier Holding Company and Interim I shall be preserved and shall not be released or impaired.

         7. Other Terms. All terms used in this Mid-Tier Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

         IN WITNESS WHEREOF, the Mid-Tier Holding Company, Interim I and the Bank have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

                                            First Niagara Financial Group, Inc.
                                            (a federal corporation)
ATTEST:

                                            By:_________________________________
__________________________________              William E. Swan, President and
Robert N. Murphy, Corporate Secretary           Chief Executive Officer


                                            First Niagara Bank
                                            (a federal savings bank)
ATTEST:

                                            By:_________________________________
__________________________________              William E. Swan, President and
Robert N. Murphy, Corporate Secretary           Chief Executive Officer


ATTEST:                                     First Niagara Interim Savings Bank I
                                            (an interim federal savings bank)

                                            By:_________________________________
__________________________________              William E. Swan, President and
Robert N. Murphy, Corporate Secretary           Chief Executive Officer

                                    EXHIBIT B

                           AGREEMENT OF MERGER BETWEEN
                       FIRST NIAGARA FINANCIAL GROUP, MHC,
          FIRST NIAGARA INTERIM SAVINGS BANK II, AND FIRST NIAGARA BANK

                                    EXHIBIT B

                                     FORM OF
                           AGREEMENT OF MERGER BETWEEN
                       FIRST NIAGARA FINANCIAL GROUP, MHC,
          FIRST NIAGARA INTERIM SAVINGS BANK II, AND FIRST NIAGARA BANK

         THIS AGREEMENT OF MERGER (the "MHC Merger Agreement"), dated as of ____ __, 2002, is made by and between First Niagara Financial Group, MHC, a federal corporation (the "Mutual Holding Company"), First Niagara Bank, a federal savings bank (the "Bank"), and First Niagara Interim Savings Bank II, an interim federal savings bank ("Interim II").

                                R E C I T A L S:

         1. The Mutual Holding Company is a federal corporation that owns a majority of the common stock of First Niagara Bank (the "Bank") as a result of the merger of First Niagara Financial Group, Inc., a federal corporation, into the Bank (the "Mid-Tier Merger") immediately prior to the merger provided for in this MHC Merger Agreement.

         2. Contemporaneously with the transactions contemplated by this MHC Merger Agreement, the Mutual Holding Company will exchange its charter for that of Interim II and Interim II shall merge with and into the Bank with the Bank as the resulting entity.

         3. At least two-thirds of the members of the boards of directors of the Bank and the Mutual Holding Company have approved this MHC Merger Agreement whereby Interim II shall be merged with and into the Bank with the Bank as the surviving or resulting institution (the "MHC Merger"), and authorized the execution and delivery thereof.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

         1. Merger. At and on the Effective Date of the MHC Merger, (i) the Mutual Holding Company shall exchange its charter for that of Interim II, and will merge with and into the Bank with the Bank as the resulting entity (the "Resulting Institution"), whereupon shares of Bank common stock owned by the Mutual Holding Company shall be canceled. As part of the MHC Merger, each Eligible Account Holder and Supplemental Eligible Account Holder (as defined in the Plan of Conversion and Reorganization (the "Plan")), shall automatically receive an interest in the Liquidation Account established in the Bank, in exchange for such person's interest in the Mutual Holding Company set forth in the Plan.

         2. Effective Date. The MHC Merger shall not be effective until and unless it is approved by the Office of Thrift Supervision (the "OTS") after approval by at least (i) two-thirds of the outstanding common stock of the Mid-Tier Holding Company, (ii) a majority vote of the Minority Stockholders present in person or by proxy at a meeting of stockholders, and (iii) a majority of Voting Depositors, and the Articles of Combination shall have been filed with the OTS with respect to the MHC Merger. Approval of the Plan by the Voting Depositors shall constitute approval of the MHC Merger Agreement by the Voting Depositors.

         3. Name. The name of the Resulting Institution shall be First Niagara Bank.

         4. Offices. The main banking office of the Resulting Institution shall be 6950 South Transit Road, Lockport, New York. The branch offices of the Bank that were in lawful operation prior to the MHC Merger shall be operated as branch offices of the Resulting Institution.

         5. Directors and Officers. The directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Resulting Institution after the Effective Date.

         6. Rights and Duties of the Resulting Institution. At the Effective Date, the MHC Holding Company shall convert to Interim II, which shall be merged with and into the Bank with the Bank as the Resulting Institution. The business of the Resulting Institution shall be that of a federal savings bank as provided in its Charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mutual Holding Company, the Bank and Interim II shall be automatically transferred to and vested in the Resulting Institution by virtue of the MHC Merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Bank, the Mutual Holding Company and Interim II. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mutual Holding Company, the Bank and Interim II, immediately prior to the Merger, including liabilities for all debts, obligations and contracts of the Mutual Holding Company, the Bank and Interim II, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mutual Holding Company, the Bank and Interim
II. The stockholders of the Bank shall possess all voting rights with respect to the shares of stock of the Bank. All rights of creditors and other obligees and all liens on property of the Mutual Holding Company, the Bank and Interim II shall be preserved and shall not be released or impaired.

         7. Other Terms. All terms used in this MHC Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

         IN WITNESS WHEREOF, the Mutual Holding Company, Interim II and the Bank have caused this MHC Merger Agreement to be executed as of the date first above written.

                                           First Niagara Financial Group, Inc.
                                           (a federal corporation)
ATTEST:


____________________________________       By:__________________________________
Robert N. Murphy, Corporate Secretary          William E. Swan, President and
                                               Chief Executive Officer


                                           First Niagara Bank
                                           (a federal savings bank)
ATTEST:


____________________________________       By:__________________________________
Robert N. Murphy, Corporate Secretary          William E. Swan, President and
                                               Chief Executive Officer


ATTEST:                                    First Niagara Interim Savings Bank II
                                           (an interim federal savings bank)


____________________________________       By:__________________________________
Robert N. Murphy, Corporate Secretary          William E. Swan, President and
                                               Chief Executive Officer

                                    EXHIBIT C

                       FORM OF AGREEMENT OF MERGER BETWEEN
         FIRST NIAGARA BANK, FIRST NIAGARA INTERIM SAVINGS BANK III, AND
                       FIRST NIAGARA FINANCIAL GROUP, INC.

                                    EXHIBIT C

                       FORM OF AGREEMENT OF MERGER BETWEEN
         FIRST NIAGARA BANK, FIRST NIAGARA INTERIM SAVINGS BANK III, AND
                       FIRST NIAGARA FINANCIAL GROUP, INC.

         THIS AGREEMENT OF MERGER (the "Bank Merger Agreement") dated as of _________, 2002, is made by and between First Niagara Bank, a federal savings bank (the "Bank"), First Niagara Financial Group, Inc., a Delaware corporation (the "Holding Company"), and First Niagara Interim Savings Bank III, an interim federal savings bank ("Interim III").

                                R E C I T A L S :

         1. The Bank is a federal savings bank that prior to the transactions contemplated by this Bank Merger Agreement and the Plan of Conversion and Reorganization of First Niagara Financial Group, MHC (the "Plan"), was a wholly-owned subsidiary of First Niagara Financial Group, Inc. (the "Mid-Tier Holding Company"), a federal corporation.

         2. The Holding Company was formed as a wholly-owned subsidiary of the Bank to facilitate and effect the Conversion.

         3. The Holding Company has organized Interim III as a wholly-owned subsidiary to effect and facilitate the Conversion.

         4. Contemporaneously with the transactions contemplated by this Bank Merger Agreement, (i) the Mid-Tier Holding Company shall convert to First Niagara Interim Savings Bank I, an interim federal savings bank and merge with and into the Bank (the "Mid-Tier Merger") with the Bank as the resulting entity,
(ii) the Minority Stockholders shall constructively receive, and the Mutual Holding Company shall receive, shares of Bank common stock in exchange for their Mid-Tier Holding Company common stock, and (iii) First Niagara Financial Group, MHC shall convert to Interim Savings Bank II, an interim federal savings bank, and merge with and into the Bank with the Bank as the resulting entity (the "MHC Merger").

         5. At least two-thirds of the members of the boards of directors of the Bank and Interim III have approved this Bank Merger Agreement under which Interim III shall be merged with and into the Bank with the Bank as the surviving or resulting institution (the "Bank Merger"), and authorized the execution and delivery thereof.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

         1. Merger. At and on the Effective Date of the Bank Merger and immediately after the Mid-Tier Merger and the MHC Merger, Interim III will merge with and into the Bank with the Bank as the surviving entity (the "Resulting Institution"). Stockholders of the Bank will exchange the shares of Bank common stock that they either actually or constructively received in the Mid-Tier Merger for Holding Company Common Stock. As a result of the Bank Merger, the Holding Company will own 100% of the common stock of the Bank.

         2. Stock Offering. Contemporaneously with the Bank Merger, the Holding Company will sell shares of its common stock in a subscription offering as described in the Plan.

         3. Effective Date. The Bank Merger shall not be effective until and unless it is approved by the Office of Thrift Supervision (the "OTS") after approval by at least (i) two-thirds of the outstanding common stock of the Mid-Tier Holding Company, (ii) a majority of the shares held by Minority Stockholders, and (iii) a majority of the Voting Depositors, and the Articles of Combination shall have been filed with the OTS with respect to the Bank Merger. Approval of the Plan by the Voting Depositors shall constitute approval of this Bank Merger Agreement by the Voting Depositors.

         4. Name. The name of the Resulting Institution shall be First Niagara Bank.

         5. Offices. The main banking office of the Resulting Institution shall be 6950 South Transit Road, Lockport, New York. The branch offices of the Bank that were in lawful operation prior to the Merger shall be operated as branch offices of the Resulting Institution.

         6. Directors and Officers. The directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Resulting Institution after the Effective Date.

         7. Rights and Duties of the Resulting Institution. At the Effective Date, Interim III shall be merged with and into the Bank with the Bank as the Resulting Institution. The business of the Resulting Institution shall be that of a federal savings bank as provided in its Charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Interim III and the Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of such Merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Bank and Interim III. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Interim III and the Bank immediately prior to the Bank Merger, including liabilities for all debts, obligations and contracts of Interim III and the Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Interim III or the Bank. The stockholders of the Resulting Institution shall possess all voting rights with respect to the shares of stock of the Bank and Interim III. All rights of creditors and other obligees and all liens on property of Interim III and the Bank shall be preserved and shall not be released or impaired.

         8. Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of the Bank Merger Agreement and the Conversion.

         IN WITNESS WHEREOF, the Bank, the Holding Company and Interim III have caused this Bank Merger Agreement to be executed as of the date first above written.

                                          First Niagara Bank
                                          (a federal savings bank)
ATTEST:

____________________________________      By:___________________________________
Robert N. Murphy, Corporate Secretary          William E. Swan, President and
                                               Chief Executive Officer

                                          First Niagara Interim Savings Bank III
                                          (an interim federal savings bank)
ATTEST:

___________________________________       By:___________________________________
Robert N. Murphy, Corporate Secretary          William E. Swan, President and
                                               Chief Executive Officer

                                          First Niagara Financial Group, Inc.
                                          (a Delaware corporation)
ATTEST:

____________________________________      By:___________________________________
Robert N. Murphy, Corporate Secretary          William E. Swan, President and
                                               Chief Executive Officer

                                      C-3